Exhibit 5.1

May 5, 2005

Enpath Medical, Inc.

15301 Highway 55 West

Plymouth, MN  55447

Re:          Opinion of Counsel as to Legality of 200,000  Shares of Common Stock to be registered under the Securities Act of 1933, as amended.

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 200,000 shares of Common Stock, $.01 par value, of Enpath Medical, Inc. (the “Company”) offered to directors and advisors of the Company pursuant to the Enpath Medical, Inc. 1999 Non-Employee Director and Medical Advisory Board Stock Option Plan (the “Plan”).  These shares are in addition to the 200,000 shares originally authorized under the Plan and registered on a previous Registration Statement on Form S-8 (File No. 333-57934).

As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the additional 200,000 shares of Common Stock to be offered by the Company under the Plan, will, when paid for and issued in accordance with the terms of the Plan, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933, as amended.

Very truly yours,

LINDQUIST & VENNUM P.L.L.P.

/s/ Lindquist & Vennum P.L.L.P.